Exhibit 99.1

Scripps reports second-quarter results

Record political advertising fuels strong growth in operating income

For immediate release	(NYSE: SSP)
August 7, 2012

CINCINNATI – A better-than-expected surge in political advertising, the contribution of television stations that were acquired in late 2011, and solid growth in spot television advertising led The E.W. Scripps Company to report significant year-over-year improvement in operating results for the second quarter of 2012.

Consolidated revenues rose 19 percent to $217 million from $183 million in the second quarter of 2011. The 2012 quarter included revenue from the television stations in four markets that were acquired on Dec. 30, 2011. Excluding the new stations from the 2012 performance, consolidated revenues increased 3.3 percent to $189 million.

Consolidated expenses for segment, shared services and corporate rose 8.1 percent to $186 million. Excluding costs associated with the new stations, expenses decreased 3.7 percent to $165 million.

Operating income in the quarter was $14.4 million, compared with an operating loss of $2.2 million in the year-ago quarter.

At $3.2 million, interest expense in the 2012 quarter was substantially higher than the prior-year quarter due to financing the acquisition of the new television stations. The provision for income taxes was $4.3 million in the second quarter of 2012, compared with a small tax benefit in the year-ago quarter.

The company’s bottom-line performance improved significantly compared with the year-ago quarter. Net income in the second quarter of 2012 was $5.4 million, or 9 cents per share, compared with a net loss of $2.2 million, or 4 cents per share, in the second quarter of 2011.

“We had a promising second quarter, setting us up for good performance in the second half of the year,” said Rich Boehne, Scripps president and CEO. “A series of decisions and investments made in recent years prepared us to capitalize on the early surge of political advertising, and investments in local news content, more-relevant syndicated shows and digital products have created great environments for increased revenue.

“Our newly consolidated digital team is beginning to pump out high-quality products and services for both our TV and newspaper markets. Despite these investments in an aggressive digital rollout, the company’s total expenses, on an apples-to-apples basis, were down in the second quarter. As a result, revenue growth fell to the bottom line and we delivered a substantial increase in cash flow.”

“Also performing better than expected – thanks to on-air success – were the newly acquired TV stations in Indianapolis, Denver, San Diego and Bakersfield,” said Boehne.

“In our newspaper markets, revenue headwinds persist, but we’re partially offsetting those challenges with expense reductions and racing to restructure for stability and growth as an enterprise that serves both print and digital consumers and advertisers with results that are unmatched in the local market.

“In addition to strong operating performance, we continue to have one of the local media industry’s strongest balance sheets, providing us with the financial flexibility to capitalize in these uncertain economic times on opportunities that will drive attractive returns for shareholders.”

Second-quarter results by segment are as follows:

Television

Reported revenue from the company’s television stations in the second quarter was $117 million, compared with $77.0 million in the second quarter of 2011. On a same-station basis, television revenue increased 16 percent in the quarter to $89.2 million.

Reported advertising revenue broken down by category was:

•	Local, up 32 percent to $60.2 million (up 3.6 percent on a same-station basis)

•	National, up 40 percent to $31.5 million (up 3.7 percent on a same-station basis)

•	Political was $11.2 million, compared to less than $1 million in the 2011 quarter

Excluding the newly acquired stations, political advertising totaled $8.2 million in the second quarter. That compares with $4.4 million on a same-station basis in the second quarter of 2010 (the previous election cycle) and $1.6 million in 2008 (the previous presidential cycle).

Revenue from retransmission consent agreements more than doubled year over year to $7.8 million as a result of new agreements with cable operators that were negotiated in 2011. Same-station retransmission revenue increased 41 percent to $5.4 million.

Digital revenue continues to grow at a healthy pace for the company’s TV stations. In the second quarter, digital revenues doubled to $3.5 million. Excluding the new stations, digital revenue grew 21 percent. Pageviews to the stations’ web sites was up 21 percent year-over-year in the second quarter, and mobile pageviews increased 40 percent at the legacy stations.

Expenses for the TV station group were $82.2 million, a 30 percent increase driven by the addition of the new stations. Excluding the new stations, expenses were down 2 percent, or slightly better than guidance.

The television division’s segment profit in the second quarter was $34.9 million, compared with $14.0 million in the year-ago period. (See Note 2 in the attached financial information for a definition of segment profit. Effective January 1, 2012, we changed our pension allocation policy to charge business segments only for the current service costs of defined benefit plans. We have recast the prior period for this change.)

Newspapers

Total revenue from Scripps newspapers in the second quarter was $97 million, down 4.7 percent from the second quarter of 2011. The performance was in line with company guidance.

Circulation revenue in the second quarter decreased 3.7 percent to $28.6 million.

Print advertising continued to decline, and was down 7.2 percent in the second quarter to $56.9 million.

Advertising revenue broken down by category was:

•	Classified, down 3.8 percent to $19.3 million

–    Classified – Real Estate – down 4.4 percent

–    Classified – Employment – down 6.7 percent

–    Classified – Automotive – down 7.2 percent

•	Local, down 6.4 percent to $19.4 million

•	Preprint and other, down 8.3 percent to $15.9 million

•	National, down 28 percent to $2.2 million

The year-over-year decrease in classified advertising was the smallest since the third quarter of 2006.

Digital revenue decreased 3.3 percent to $6.5 million, driven by softness in employment advertising and a deliberate decision to eliminate the sale of certain low-margin digital products. Traffic to the newspapers’ mobile products, however, continued to climb with an 8 percent increase in mobile pageviews.

Total segment expenses decreased 3.6 percent to $92.6 million, in line with guidance. The expense for newsprint and press supplies increased slightly in the quarter, due largely to outside printing costs.

Second-quarter segment profit in the newspaper division was $4.6 million, compared with $5.9 million in the second quarter of 2011.

Syndication and other

The “syndication and other” category of the company’s financial statements includes syndication of news features and comics and other features for the newspaper industry, and certain digital operations outside our newspaper and television markets. Since June 1, 2011, Scripps has worked with an external resource to provide cost-effective syndicate services for United Media properties.

In the second quarter, revenues were $2.7 million, and the segment loss was $642,000. In the second quarter of 2011, the segment reported a loss of $1.4 million.

Financial condition

At June 30, 2012, Scripps had cash and cash equivalents of $167 million, up from $140 million at the end of the first quarter. Total debt was $204 million at the end of the second quarter.

The company repurchased approximately 1.2 million shares during the quarter at a weighted average price of $9.25. More than 8 million shares have been repurchased since the first quarter of 2011. Up to $75 million in shares can be repurchased under the current authorization, which expires at the end of this year. Approximately $7 million remained on that authorization as of June 30, 2012.

Year-to-date results

Revenue through the first half of the year was $424 million, compared with $363 million in the prior-year period. Excluding the recently acquired television stations, revenue increased 2.8 percent.

Scripps reported net income in the first six months of 2012 of $1.0 million, or 2 cents per share, compared with a net loss of $11.1 million, or 19 cents per share, in the first half of 2011.

Looking ahead

For year-over-year performance of key metrics in the third quarter of 2012, management expects:

•	Reported television revenues to be up more than 70 percent; excluding the newly acquired television stations, revenues should increase more than 30 percent

•

Reported television expenses to be up approximately 40 percent; excluding the newly acquired stations, expenses should increase in the mid-single digits as the company deploys significant marketing resources in six markets to support the mid-September launch of two original programs in the hour before primetime

•	Newspaper revenues to be down in the low- to mid-single digits

•	Newspaper expenses to be down in the low- to mid-single digits

•	Expenses for shared services and corporate, which were $7.5 million in the second quarter, to be approximately $8 million in the third quarter

To provide clarity at a time when numerous factors, such as dynamic political conditions, contributions of new television stations, Olympic revenue, and early results of new programming strategies, will affect the company’s performance in the second half of the year, the company has provided the following guidance for key full-year metrics:

•

Total television revenue should be between $470 million and $485 million, including $105 million to $110 million at the recently acquired stations; political revenue should exceed $52 million at the legacy stations and be at least $18 million at the recently acquired stations

•

Full-year expenses at the television stations are expected to increase approximately 35 percent on a year-over-year basis for the entire television division; excluding the recently acquired stations, television expenses are expected to rise at a low-single-digit rate

•	Total newspaper revenues should approximate $400 million

•	Newspaper expenses are expected to decrease at a mid-single-digit rate

•	The “syndication and other” line of the segment results should report revenue of approximately $10 million, and expenses of approximately $13 million

•	Expenses for shared services and corporate should rise slightly to approximately $35 million

•	Capital expenditures are expected to be approximately $25 million

•	Depreciation and amortization will be approximately $50 million

•	The company expects to end 2012 with more than $200 million of cash, and debt at a level slightly below $200 million

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s first -quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 1-612-288-0329 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“second quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. (Eastern) today until 11:59 p.m. (Eastern) Aug. 14. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 252990.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found in its 2011 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies, including social gaming, for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America’s most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

###

Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2012	2011	2012	2011
Operating revenues	$216,934	$183,034	$424,061	$363,392

Segment, shared and corporate expenses	(185,578)	(171,626)	(375,321)	(348,361)
Pension expense	(1,819)	(1,571)	(3,775)	(3,143)
Acquisition and related integration costs	—	—	(5,826)	—
Restructuring costs	(2,355)	(1,822)	(4,066)	(3,915)
Depreciation and amortization	(12,603)	(10,029)	(24,909)	(20,449)
Gains (losses), net on disposal of property, plant and equipment	(212)	(205)	30	(242)

Operating expenses	(202,567)	(185,253)	(413,867)	(376,110)

Operating income (loss)	14,367	(2,219)	10,194	(12,718)
Interest expense	(3,211)	(412)	(6,365)	(805)
Miscellaneous, net	(1,435)	(43)	(1,552)	(732)

Income (loss) from operations before income taxes	9,721	(2,674)	2,277	(14,255)
(Provision) benefit for income taxes	(4,305)	462	(1,276)	3,148

Net income (loss)	5,416	(2,212)	1,001	(11,107)
Net income (loss) attributable to noncontrolling interests	—	—	—	—

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$5,416	$(2,212)	$1,001	$(11,107)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.09	$(0.04)	$0.02	$(0.19)

Weighted average basic shares outstanding	55,146	58,707	54,961	58,698

See notes to results of operations.

Notes to Results of Operations

1. ACQUISITION INTEGRATION COST

Included in acquisition and related integration costs for the six-months ended June 30, 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations’ national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our national representative firm agreed to pay the $5.7 million termination fee.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other primarily include certain digital operations outside our newspaper and television markets and syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective January 1, 2012, we changed our defined benefit plan pension expense allocation policy to charge business segments only for the current service costs of defined benefit plans. We have recast the prior period for this change.

Information regarding our business segments is as follows:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Television	$117,097	$77,042	52.0%	$216,654	$145,994	48.4%
Newspapers	97,180	101,960	(4.7)%	201,559	208,132	(3.2)%
Syndication and other	2,657	4,032	(34.1)%	5,848	9,266	(36.9)%

Total operating revenues	$216,934	$183,034	18.5%	$424,061	$363,392	16.7%

Segment profit (loss):
Television	$34,916	$13,963		$52,792	$20,719
Newspapers	4,566	5,896		11,731	12,315
Syndication and other	(642)	(1,444)		120	(1,874)
Shared services and corporate	(7,484)	(7,007)		(15,903)	(16,129)
Depreciation and amortization	(12,603)	(10,029)		(24,909)	(20,449)
Gains (losses), net on disposal of property, plant and equipment	(212)	(205)		30	(242)
Pension expense	(1,819)	(1,571)		(3,775)	(3,143)
Interest expense	(3,211)	(412)		(6,365)	(805)
Acquisition and related integration costs	—	—		(5,826)	—
Restructuring costs	(2,355)	(1,822)		(4,066)	(3,915)
Miscellaneous, net	(1,435)	(43)		(1,552)	(732)

Income (loss) from operations before income taxes	$9,721	$(2,674)		$2,277	$(14,255)

The following is segment operating revenue for television:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Local	$60,248	$45,712	31.8%	$116,677	$86,828	34.4%
National	31,491	22,486	40.0%	57,174	42,490	34.6%
Political	11,211	938		15,897	1,382
Digital	3,540	2,403	47.3%	6,624	4,467	48.3%
Retransmission	7,838	3,857	103.2%	15,599	7,813	99.7%
Other	2,769	1,646	68.2%	4,683	3,014	55.4%

Total operating revenues	$117,097	$77,042	52.0%	$216,654	$145,994	48.4%

The following is segment operating revenue for newspapers:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Local	$19,380	$20,698	(6.4)%	$39,722	$42,006	(5.4)%
Classified	19,291	20,046	(3.8)%	39,395	40,977	(3.9)%
National	2,237	3,126	(28.4)%	4,695	6,739	(30.3)%
Preprint and other	15,944	17,395	(8.3)%	33,264	34,664	(4.0)%

Print advertising	56,852	61,265	(7.2)%	117,076	124,386	(5.9)%
Circulation	28,642	29,735	(3.7)%	60,267	61,292	(1.7)%
Digital	6,502	6,723	(3.3)%	12,990	13,122	(1.0)%
Other	5,184	4,237	22.4%	11,226	9,332	20.3%

Total operating revenues	$97,180	$101,960	(4.7)%	$201,559	$208,132	(3.2)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

The following are our Condensed Consolidated Balance Sheets:

(in thousands)	As of June 30, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$167,106	$127,889
Other current assets	168,233	197,521

Total current assets	335,339	325,410

Investments	22,925	23,214
Property, plant and equipment	372,310	387,972
Goodwill	28,591	28,591
Other intangible assets	148,284	151,858
Deferred income taxes	30,269	32,705
Other long-term assets	19,831	20,778

TOTAL ASSETS	$957,549	$970,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,477	$17,697
Customer deposits and unearned revenue	26,851	26,373
Current portion of long-term debt	15,900	15,900
Accrued expenses and other current liabilities	71,378	65,078

Total current liabilities	128,606	125,048

Long-term debt (less current portion)	188,150	196,100
Other liabilities (less current portion)	130,241	132,379
Total equity	510,552	517,001

TOTAL LIABILITIES AND EQUITY	$957,549	$970,528

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2012	2011	2012	2011
Numerator (for basic earnings per share)
Net income (loss) attributable to the shareholders of
The E.W. Scripps Company	$5,416	$(2,212)	$1,001	$(11,107)
Less income allocated to unvested restricted stock and RSUs	(225)	—	(51)	—

Numerator for basic earnings per share	$5,191	$(2,212)	$950	$(11,107)

Denominator
Basic weighted-average shares outstanding	55,146	58,707	54,961	58,698
Effective of dilutive securities:
Stock options held by employees and directors	340	—	221	—

Diluted weighted-average shares outstanding	55,486	58,707	55,182	58,698